Exhibit 18(a)

Deloitte & Touche LLP 191 Peachtree Street NE Suite 2000 Atlanta, Georgia 30303 USA Tel: 404.220.1500 www.deloitte.com

April 29, 2020

The Southern Company
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, GA 30308

Alabama Power Company
600 North 18th Street
Birmingham, AL 35203

Georgia Power Company
241 Ralph McGill Boulevard, N.E.
Atlanta, GA 30308

Mississippi Power Company
2992 West Beach Boulevard
Gulfport, MS 39501

Southern Power Company
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, GA 30308

Southern Company Gas
Ten Peachtree Place, N.E.
Atlanta, GA 30309

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q for The Southern Company, Alabama Power Company, Georgia Power Company, Mississippi Power Company, Southern Power Company, and Southern Company Gas (the “Registrants”) to the Securities and Exchange Commission for the quarter ended March 31, 2020, of the facts relating the Registrants’ election to change its principles of accounting for defined benefit pension costs related to the liability-hedging plan assets included in the Registrants’ pension plan assets during 2020. Note H to such financial statements contains a description of your adoption of the changes in accounting principles for determining the market-related value of the liability-hedging plan assets of the qualified pension plan from a calculated value method to a fair value method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of The Registrants, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any financial statements of the Registrants as of any date or for any period subsequent to December 31, 2019. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Registrants, or on the financial position, results of operations, or cash flows of the Registrants as of any date or for any period subsequent to December 31, 2019.

Yours truly,

/s/ Deloitte & Touche LLP